EXHIBIT 2
---------

                            STOCK PURCHASE AGREEMENT
                            ------------------------

               This Agreement is made and entered into as of this 28th day of September 2001, by and among GEORGE HARPER ("Harper") and GEORGE LISTA ("Lista") on the one hand (Harper and Lista sometimes collectively referred herein as the "Shareholders") and SUSSEX BANCORP, New Jersey corporation ("Sussex") and the Sussex Bank a New Jersey State chartered commercial bank and subsidiary of Sussex (the "Bank").

                              PRELIMINARY RECITALS
                              --------------------

               Shareholders own all of the issued and outstanding shares of the common stock (the "Stock") of the Tri-State Insurance Agency, Inc. (the "Company"), and are the sole stockholders of the Company. The Company operates a general insurance agency (the "Business"). Pursuant to this Agreement, Sussex will acquire all the Stock from the Shareholders in a return for the consideration set forth herein, and cause the Company to be operated as the subsidiary
               The Schedules (collectively, the "Disclosure Schedules") annexed hereto have been furnished by the Shareholders prior to the execution of this Agreement and such Schedules are hereby incorporated herein as a part of this Agreement.
               NOW, THEREFORE, in consideration of the representations, warranties, and mutual promises contained herein, the parties do hereby agree as follows:

1. PURCHASE OF STOCK, PURCHASE PRICE, CONVERSION OF STOCK

     1.1. Purchase of Stock; Aggregate Consideration. Upon the Closing (as defined herein) Sussex will purchase from the Shareholders and the Shareholders will sell to Sussex, free and clear of any liens, encumbrances or defects the Stock (the "Stock Purchase"). In consideration for such purchase, the Shareholders shall receive the consideration set forth herein, paid in a manner provided for herein:

         (a) At the closing, the Shareholders shall be paid $350,000 in the manner set forth herein:

               (i.) Sussex shall make a capital contribution to the Company in the amount of $200,000 (the "Capital Contribution") which shall be used by the Company solely to satisfy those certain notes payable from the Company to the Bank, note #103013 and note #5008224 (the "Notes"). To the extent the amounts payable under such Notes, whether as repayment of principal, accrued interest or other fees and costs, exceed the Capital Contribution, the Shareholders shall pay off the balance of the Notes at the Closing. In addition, the Shareholders shall receive an aggregate payment of $150,000, to be divided between Harper and Lista in accordance with their interest in the Company (46% to Lista and 54% to Harper).

         (b) On each of the first, second and third anniversaries of the Closing, the Shareholders shall be entitled to an aggregate payment of $700,000, subject to adjustment pursuant to paragraph (c) hereof and paid in the manner set forth in this Section (the "Anniversary Payments"). Lista shall be entitled to a payment equal to 46% of each Anniversary Payment (the "Lista Anniversary Payments") and Harper shall be entitled to a payment equal to 54% of each of the Anniversary Payment (the "Harper Anniversary Payments"). The Lista Anniversary Payments shall be paid 80% in cash and 20% through the issuance of shares of the Common Stock, at their then current per share fair market value. The Harper Anniversary Payments shall be paid 50% in cash and 50% through the issuance of shares of the Common Stock, at their then current per share fair market value. The stock portion of the Anniversary Payments shall be paid once annually, with stock issued on each annual anniversary of the Closing. The cash portion of each annual anniversary payment which is not subject to adjustment pursuant to Paragraph (c) below (i.e., $141,750, $137,025 and $132,300 in each of Years 1, 2 and 3 for Harper and $193,200, $186,760 and $180,320 in each of Years 1, 2 and 3 for Lista) shall be paid out in equal payments on a monthly basis at each month end commencing at the end of the first full month after the Closing (i.e., if the Closing were to occur on September 15, the first payment will be due October
31st).

         (c) Each Anniversary Payment shall be subject to a dollar for dollar reduction in the event to the Company's actual net income before taxes, calculated in accordance with generally accepted accounting principles, for each twelve (12) month period ending on each of the three anniversaries of the Closing date, is less than the "targeted net income before taxes"

("TNIBP"). For purposes of this section, the TNIBP for first twelve (12) month period after the Closing shall be $175,000; the TNIBP for the twelve (12) month period beginning on the first anniversary of the Closing and ending on the second anniversary of the Closing shall be $192,500; and the TNIBP for the twelve (12) month period commencing on the second anniversary of the Closing and ending on the third anniversary of the Closing shall be $210,000; provided, however, that in the event the employment of either Harper or Lista is terminated without cause as provided for under Section 1(b) of the certain employment agreements required in Section 7.6 hereof and attached hereto as Exhibit A in any of the first three twelve month periods after the Closing, the Company shall be deemed to have met the TNIBP targets set forth above for each twelve month period ending after the date of such termination, regardless of the Company's actual TNIBP for such periods.

         (d) For purposes of calculating the fair market value of the Common Stock in connection with the Anniversary Payments, the fair market value shall be the average closing price of the Common Stock on the American Stock Exchange ("ASE") for the thirty (30) trading days prior to any anniversary date.

         (e) In addition to the consideration provided for under Subparagraphs
(a) and (b) hereof, Shareholders shall also be entitled to receive the following additional contingent consideration: the Company is party to that certain Purchase and Sale Agreement with Evergreen USA Risk Retention Group, Inc. ("Evergreen") dated as of July 28, 2000 (the "Evergreen Agreement"). Under
Section 4 of the Evergreen Agreement, Evergreen may be obligated to make certain payments to the Company. To the extent the Company actually receives any payments from Evergreen pursuant to Section 4 of the Evergreen Agreement, Tri-State shall pay over to the Shareholders an amount equal to such payments, with such payments allocated among the Shareholders in proportion to their interests in the Company prior to the Closing, i.e. 54% to Harper and 46% to Lista. None of the Company, Sussex or the Bank shall have any liability or obligation to pay monies to the Shareholders under this provision unless the Company actually receives payments from Evergreen or a successor in interest under Section 4 of the Evergreen Agreement.

Such payments shall be paid over to the Shareholders within fifteen business days of their receipt by the Company, without interest, fees or any open markup.

     1.2. Restrictions on the Common Stock. Shareholders acknowledge that the shares of Common Stock issued in satisfaction of the purchase price hereunder are being issued without registration under Section 5 of the Securities Act of 1933, as amended (the "Securities Act") pursuant to the exemption from registration provided under Section 4(2) for sales not involving a public offering. In connection therewith, the Shareholders hereby make the following representations to Sussex, and acknowledge that Sussex is relying upon such representations in claiming the exemption provided under Section 4(2) of the Securities Act:

         (a) Knowledge and Experience. The Shareholders have such knowledge and experience in financial and business matters or are represented by an independent investment representative that has such knowledge and experience in financial and business matters such that the Shareholders, either alone or with their independent investment representative, is capable of evaluating the information provided by Sussex or information to which the Shareholders have been given access by Sussex and are capable of evaluating the merits and risks of an investment in the Common Stock.

         (b) Access to Information. By reason of the Shareholders' business or financial experience, or the business or financial experience of their independent investment representative who is not an officer, director or employee of Sussex nor is acting on behalf of Sussex, either directly or indirectly, the Shareholders have the capacity and have taken all steps necessary to protect their own interests in connection with the acquisition of the Common Stock. The Shareholders have had access to sufficient information concerning Sussex to make an informed decision concerning the acquisition of an investment in the Common Stock.

         (c) Shareholders' Liquidity. The Shareholders have adequate means of providing for their current needs and personal contingencies and have no need for liquidity in connection with the Common Stock. The Shareholders acknowledge that they may have to bear the economic risk of their investment in the Common Stock for an indefinite period of time, and the Shareholders can bear a complete loss in the value of the Common Stock.

         (d) Restrictions on Transfers; Investment Intent. The Shareholders acknowledge and understand that the Common Stock has not been registered with the Securities and Exchange Commission or any other federal or state governmental agency and agree that: (i) the Common Stock is being acquired for investment, not with any present intention to resell or with a view toward distribution; and (ii) the Common Stock is not freely tradable for one (1) year after the date the Common Stock is issued.

2. THE CLOSING

     2.1. Time and Place of Closing. Upon five (5) days notice from one party hereunder to the other that the conditions set forth in this Article 2 and in Articles 7 and 8 are satisfied or waived, or on such date as the parties may mutually agree (the "Closing Date"), a closing (the "Closing") shall take place at the offices of Sussex Bancorp, 399 Highway 23, Franklin, New Jersey 07416, or at such other place as the parties shall mutually agree.

     2.2. Documents Required at Closing. At the Closing, Shareholders and/or the Company shall deliver to Sussex the following documents:

         (a) certificate executed by Shareholders, dated the Closing Date, reasonably satisfactory in form and substance to Sussex, certifying that the conditions specified in Article 7 hereof have been satisfied in all material respects;

         (b) a Certificate of Good Standing and certified Certificate of Incorporation of Company from the Secretary of State of New Jersey, dated no earlier than fifteen (15) days prior to the Closing Date;

         (c) such consents and waivers of third parties as may be necessary to consummate the transactions contemplated by this Agreement, including those required under Section 7.4(b) hereto;

         (d) the written consent of each regulatory authority whose consent the Shareholders are required to obtain, either on their own behalf or on behalf of the Company, in connection with consummation of the transactions contemplated by this Agreement, including those required under Section 7.4(a) hereto;

         (e) cancelled stock certificates representing the Stock; (f) executed employment agreements between the Company and each of Harper and Lista pursuant to Section 7.6 hereof;

         (g) each consent and acknowledgement required under Section 7.8 hereof;

         (h) evidence reasonably satisfactory to Sussex that Shareholders have satisfied the condition set forth in Section 7.9 hereof;

         (i) certified copies of the Director and Shareholders resolutions required under Section 7.10 hereof.

     2.3. Documents Required from Sussex at the Closing. At the Closing, Sussex shall deliver to Shareholders the following documents:

         (a) Certified copies of the resolutions approved by the Board of Directors of Sussex in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, and a certificate executed by an officer of Sussex, dated the Closing Date, reasonably satisfactory in form and substance to Shareholders, certifying that the conditions specified in
Article 8 hereof have been satisfied in all material respects;

         (b) Certificate of Good Standing and certified Certificate of Incorporation for Sussex from the Secretary of State of New Jersey, dated no earlier than fifteen (15) days prior to the Closing Date;

         (c) Checks made payable to each of Harper and Lista in the amounts required under Section 1(a) hereof, or such other evidence of payment of such amounts pursuant to written instructions of each of Harper and Lista.

3. SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES

               The Shareholders hereby represent and warrant to, and agree with, Sussex as follows:

     3.1. Binding Effect; Enforceability. This Agreement has been duly and validly executed and delivered by Shareholders and constitutes the valid and binding obligation of Shareholders and the Company enforceable against Shareholders in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and general principals of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

     3.2. No Conflicts. Except as set forth on Schedule 3.2 attached hereto, the execution, delivery and performance by Shareholders of this Agreement and any other agreements, instruments and documents to be executed and delivered by the Shareholders in connection herewith ("Ancillary Documents"), the consummation of the transactions contemplated hereby or thereby, and compliance with any of the provisions hereof or thereof, will not
(a) with or without the giving of notice or lapse of time or both, violate any
(i) judgment, order, writ or decree applicable to Company or Shareholders and which violation would have a material adverse effect on the Company, its business, results of operations or prospects; or (ii) to the knowledge of Shareholders, any law to which Company or Shareholders is subject, or (b) result in the breach, conflict, default, or modification of or with any term, provision, covenant or condition of (or give rise to any right of termination, cancellation, or acceleration under) the provisions of any material agreement, note, lien, mortgage, indenture, lease, or other instrument or obligation by which Company or Shareholders may be bound or to which they may be subject.

     3.3. No Consents. Except as set forth on Schedule 3.3 attached hereto, no consent, authorization or approval of, or filing with or exemption by any governmental, public or self-regulatory body or authority or any other person is required in connection with the execution and delivery by Shareholders of this Agreement or any Ancillary Document, or the consummation of any of the transactions contemplated hereby or thereby. The execution, delivery, and performance by Shareholders and the Company of this Agreement or any Ancillary Document will not result in the imposition of any lien, mortgage, security interest, pledge, encumbrance, easement, claim, or other restriction or charge (each an "Encumbrance") on any of the assets of the Company, and will not alter or impair any of the assets of the Company nor Sussex's ability to utilize same in the same manner in which they are currently utilized by Company in connection with the Business.

     3.4. Title to and Condition of Property

         (a) Except as set forth on Schedule 3.4, the Company does not own any real property. Except as set forth on Schedule 3.4 (which includes a list of all mechanics' liens, landlord liens under leases, equipment leases/financings, security interests and any other specific items affecting the Company's property), Company has good title to all the assets or properties it owns or uses in the Business, free and clear of any Encumbrance of any nature whatsoever.

         (b) All properties and other assets owned by the Company or used by the Company in the conduct of the Business are in operating condition and repair (ordinary wear and tear and damage from casualty which is fully covered by insurance excepted), have been adequately maintained in accordance with documented procedures, and except as otherwise set forth on Schedule 3.4 annexed hereto, none of such property with an initial purchase price in excess of $5,000 requires any maintenance or repairs except for routine maintenance and repairs that are not material in nature or in cost.

     3.5. Material Contracts; Insurance Agreements. Schedule 3.5 attached hereto contains a complete list of all Contracts (as defined below) of Company (or of Shareholders in connection with the Business). Each Contract is valid, in full force and effect and enforceable in accordance with its terms, and Company has fulfilled, or taken all action reasonably necessary to enable the same to be fulfilled when due, all of its obligations under each Contract subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and general principals of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). There has not occurred any default, or any event which, with notice or lapse of time or both, would constitute an event of default thereunder, will become a default by Company, nor to the knowledge of Shareholders have there occurred any default by others or any event which, with notice or lapse of time or both, would constitute an event of default under any Contract. Neither Company nor, to the knowledge of Shareholders, any other party is in arrears in respect of the performance or satisfaction of the terms or conditions on its part to be performed or satisfied under any Contract and no waiver or indulgence has been granted by any of the parties thereto.

     As used in this Agreement, "Contract" means any contracts, orders, leases, licenses, or agreements or other commitments, whether written or oral, and specifically includes any contracts or other agreements between the Company and/or the Shareholders on the one hand and any insurance company on the other authorizing the Company and/or the Shareholders to place such insurance company's policies ("Insurance Contracts").

3.6. Litigation. Except as set forth on Schedule 3.6 attached hereto, there are no actions, suits, proceedings, arbitrations, claims, investigations or inquiries ("Litigation") pending or, to the knowledge of Shareholders, threatened, before or by any foreign or United States federal, state, municipal, or other governmental, administrative or self-regulatory instrumentality or agency (or any private arbitration tribunal) (collectively, "Governmental Agencies"), against or relating to the Company or the Business. There is not in existence any order, judgment or decree of any court or other tribunal or any Governmental Agency enjoining Company from taking or requiring Company to take action of any kind or to which Company or the Business or any of the Company's assets or properties is subject or by which any of them is bound.

3.7. Balance Sheet; No Material Adverse Change

         (a) Shareholders have delivered to Sussex copies of an unaudited balance sheet and income statement of Company (the "Financial Statement") as of June 30, 2001 (the "Statement Date"). The Financial Statement has been prepared in accordance with generally accepted accounting principles, is correct and complete and fairly presents the financial position of the Company as of the Statement Date in all material respects.

         (b) Since the Statement Date, except as set forth on Schedule 3.7 attached hereto and except as provided for under Section 7.9 hereof, Company has not:

          (i) suffered the occurrence of any events which, individually or in the aggregate, have had, or might reasonably be expected to have, a material adverse effect on the financial condition, results of operations, assets, properties, business or prospects of the Company;

          (ii) waived or released any rights pertaining to the Company or any of its assets material to the operations or prospects of the Company or properties of any material value;

          (iii) transferred or granted any rights with respect to any of its assets or properties;

          (iv) except in the ordinary course of business, made or granted any general wage or salary increase to persons employed by Company (each and all of the foregoing being herein referred to as "Employees");

          (v) except in the ordinary course of business, made any increase in or commitment to increase any benefits for Employees or adopted or made any commitments to adopt any additional benefit plan for Employees;

          (vi) changed any accounting principle, practice or method used for financial reporting purposes by the Company;

          (vii) amended or made any other change to the Certificate of Incorporation or Bylaws of the Company;

          (viii) declared, set aside or made payment of any dividend or distribution (whether in cash, stock, or property) in respect of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of shares of such capital stock or any split, combination or reclassification of such capital stock;

               (ix) mortgaged or encumbered any of the assets of the Company;

               (x) issued any shares of capital stock or other equity securities or obligations or securities convertible into or exchangeable for shares of capital stock or other equity securities;

               (xi) borrowed any funds;

               (xii) made any capital expenditure or execution of any lease or incurrence of any liability therefore; and

               (xiii) authorized, approved, agreed or committed to do any of the foregoing.

     3.8. Brokers or Finders. Except as disclosed on Schedule 3.8 hereto, no broker or finder has been retained by or authorized to act on behalf of any Stockholder or the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     3.9. Taxes and Tax Returns.

         (a) The Company has duly filed (and until the Closing Date will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by it in respect of any Federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid (and until the Closing Date will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and which have been disclosed to Sussex on Schedule 3.9 annexed hereto). The Returns are accurate and correct in all material respects, and report all of the Company's income. The Company maintains on its books and records reserves that are adequate for the payment of all Federal, state and local taxes not yet due and payable, but which are incurred or will be incurred in respect of the Company through the Closing Date. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, taxes or assessments upon the Company, nor has the Company given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or tax Returns. The Shareholders acknowledge that, subject to the Indemnification Basket provided for under 9.3(i) hereof, they shall be liable for any and all costs, losses, expenses, payments, fees etc. incurred after the Closing by any of the Company, the Bank or Sussex in connection with any challenge of any position taken by or on behalf of the Company on any Return or the adequacy of any payment made in satisfaction of any taxes due or alleged to be due by any federal, state or local taxing authority.

         (b) Except as set forth in Schedule 3.9, the Company (i) has not requested any extension of time within which to file any tax Return which Return has not since been filed, (ii) is not a party to any agreement providing for the allocation or sharing of taxes, (iii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by the Company (nor does the Company have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iv) has not filed a consent pursuant to
Section 341(f) of the Code or agreed to have Section 341(f) (2) of the Code apply.

     3.10. Accuracy. No representation or warranty of Shareholders in this Agreement contains any material misstatement of fact or omits any material fact necessary to be stated in order to make the statements herein not misleading.

     3.11. Operation of the Business. The business of the Company presently consists of and has at all times that Shareholders have owned all of the capital stock of Company consisted of and been limited to acting as a general insurance agent. Company is not restricted by any agreement or understanding to which it is a party with any other party from carrying on the Business anywhere in the world.

     3.12. Insurance. Attached hereto as Schedule 3.12 is a complete list of all insurance policies of Company or the Shareholders, the coverage of which policies is applicable, in whole or in part, to the Business. Copies of all policies listed on Schedule 3.12 have previously been provided to Sussex. Neither the Company nor the Shareholders have failed to give any notice or present any claim under any such policy or bond and there are no claims outstanding under any such policy or bond as to which any insurance company is denying liability or defending under a reservation of rights clause or otherwise.

     3.13. Compliance with Applicable Laws; Permits.

         (a) To Shareholders' knowledge, neither the use by the Company of any of its assets or properties nor the conduct of the Business by Company violates any laws, statutes, ordinances, rules, regulations, decrees or orders of the United States (federal, state or local) or any other jurisdiction in which the Company does business, including, by way of example and not limitation, the regulations of the New Jersey Department of Banking and Insurance (the Department) and any laws administered by such Department (each and all of the foregoing being herein referred to as "Laws"). The Company has not received any notice of any violation of Law by the Company, and to Shareholders' knowledge no basis for the allegation of any such violation exists.

         (b) The Company holds all necessary Permits from every jurisdiction or regulatory agency having jurisdiction, whether federal, state, county, municipal, or foreign necessary for the lawful operation of the Business as Company currently conducts the Business. "Permit" as used herein means any licenses, permits, approvals or registrations, authorizations, franchises or other approvals from any domestic (federal, state or local) governmental, public or self-regulatory body or authority. Schedule 3.13(b) hereto lists all Permits held by Company in connection with the Business. All of the Permits listed on
Schedule 3.13(b) are in full force and effect and none of such Permits have been revoked, and there is no proceeding pending, nor to the Company's knowledge, threatened by any administrative agency seeking to revoke, terminate or impair any such licenses, permits or approvals. Company is not in default under, and to Shareholders' knowledge, no condition exists that with notice or lapse of time, or both, would constitute a default under any Permit listed on Schedule 3.13(b). As to any such Permit that has expired or is about to expire, Company has promptly applied for a renewal of the same and expects the same to be renewed in the usual course.

         (c) Except as disclosed on Schedule 3.13(c) hereto, no consent of, approval of, or notification to the authority issuing any Permit is necessary due to the execution of or the consummation of the transactions contemplated by this Agreement. Upon consummation of the transactions contemplated by this Agreement, the Company will continue to be entitled to all authority and benefits conferred by such Permit and shall be lawfully entitled to use such Permit in connection with the operation of the Business.

     3.14. Books and Records. All books of account and other financial records of Company are (i) in all material respects complete and correct; (ii) maintained in compliance with Law, and (iii) accurately reflected on the Financial Statement.

     3.15. Employees, Labor Relations, Etc.

         (a) Schedule 3.15(a) attached hereto sets forth the name, position and salary or wages of each Employee of Company as of the date hereof. Except as set forth on such Schedule, no Employee has delivered written or, to the knowledge of Shareholders, oral notice of his or her intention to resign or retire.

         (b) To Shareholders' knowledge, Company has withheld all amounts required by applicable law or contract to be withheld from the wages or salaries of the Employees and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or for payment to any trust or other fund or to any authority with respect to unemployment compensation, Social Security or other benefits for such Employees. To the best of Shareholders' knowledge, Company has not engaged in any unfair labor practice or discriminated on the basis of race, age, sex or otherwise in its employment conditions or practices with respect to the Employees. Except as set forth on
Schedule 3.15, there is no pending or, to the knowledge of Shareholders, threatened collective bargaining representation questions respecting any Employees.

     3.16. Employee Benefit Plans, Etc.

         (a) Schedule 3.16(a) attached hereto contains a true and complete list of each plan, contract, program, policy or arrangement, including, but not limited to, pension, bonus, section 401(k) deferred compensation, incentive compensation, supplemental retirement, severance or termination pay, hospitalization, medical, retiree health, life insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits, profit-sharing, or retirement plan, contract, program, policy or arrangement, maintained, contributed to, or required to be contributed to, by Company or by any of its affiliates for the benefit of any Employee or former Employee, whether or not any of the foregoing is funded, whether formal or informal and whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Benefit Plans"). Company has delivered to Sussex true and complete copies of the Benefit Plans (or policies) listed on
Schedule 3.16(a).

         (b) Except as specifically set forth on Schedule 3.16(b), there is no, nor has there ever been, any multiemployer plan (as defined in ERISA Section 3(37)) covering Employees or a past or present withdrawal therefrom.

         (c) Full payment has been made of all amounts which Company is required, under applicable law or under any Benefit Plan or any agreement relating to any Benefit Plan to which Company is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Benefit Plan ended prior to the date hereof.

         (d) For purposes of this Section, any reference to the term "Company" shall be deemed to refer also to any entity which is under common control or affiliated with Company within the meaning of Section 4001 of ERISA and the rules and regulations thereunder and/or Section 414 of the Code and the rules and regulations thereunder.

     3.17. Environmental Matters.

          3.17.1. For the purposes of this Agreement, the following terms shall be defined as follows:

          "Environmental Laws" shall mean all federal, state and local laws, statutes, rules, ordinances, regulations, decisional law, governmental, administrative or judicial orders or decrees or other legal requirements of any kind governing pollution or contamination of the environment, occupational health and safety or protection of public health, presently in effect and hereinafter adopted, including, but not limited to, the Federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1231-1387; the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901-6991 ("RCRA"); the Clean Air Act, 42 U.S.C. ss.ss.7401-7642; and the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. ss.ss. 9601-9675("CERCLA"); and the rules and regulations promulgated thereunder.

          "Hazardous Materials" shall mean all chemical, biological, organic, inorganic or infectious pollutants, contaminants, hazardous, flammable or toxic substances, materials or wastes of whatever kind or nature, whether liquid, solid or gaseous, including without limitation, pollutants, contaminants, substances, materials or wastes regulated under, defined, listed or included in any Environmental Laws. For the purpose of this Agreement, the term "Hazardous Materials" shall include without limitation all of the types of "medical wastes" listed in 42 U.S.C. ss.6992a(a).

          3.17.2 Except as set forth on Schedule 3.17,

         (a) Each of the Company and its subsidiaries and each of their facilities are in compliance with Environmental Laws and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials in the environment or workplace;

         (b) There is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Shareholders, threatened (or to the best knowledge of the Shareholders, no past or present actions, activities, circumstances, conditions, events or incidents that could form the basis of any such suit, claim, action, proceeding, investigation or notice), before any Governmental Agency or other forum in which the Company and any of its subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its subsidiaries;

         (c) To the best knowledge of the Shareholders, during the period of the Company's or any of its subsidiaries' ownership or operation of any of their respective current or former properties, or there has been no release of Hazardous Materials in, on, under or affecting any such property. To the best knowledge of the Shareholders, prior to the period of the Company's or any of its subsidiaries' ownership or operation of any of their respective current or former properties, there was no release of Hazardous Materials in, on, under or affecting any such property.

     3.18. Absence of Undisclosed Liabilities. Company has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, except (a) as set forth in Schedule 3.18 hereto, (b) as and to the extent disclosed or reserved against in the Financial Statement, and (c) liabilities and obligations that (i) are incurred by the Company after the Statement Date in the ordinary course of business consistent with prior practice and (ii) individually and in the aggregate are not material to the Business and have not had or resulted in, and cannot be reasonably expected in the aggregate to have or result in, a material adverse effect.

     3.19. Absence of Certain Business Practices. Neither Company, the Shareholders, nor to the knowledge of Shareholders, any officer, employee or agent of Company or any other person acting on their respective behalf has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Company (or assist Company in connection with any actual or proposed transaction) which (i) might subject Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a material adverse effect upon the Company, its operations or financial condition, (iii) if not continued in the future, might have a material adverse effect on the Company, its operations and financial condition or subject Company to suit or penalty in any private or governmental litigation or proceeding, or
(iv) for any of the purposes described in Section 162(c) of the Code.

     3.20. Corporate Existence. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted. The Company is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction listed on Schedule 3.20 hereto which are the only states where the failure to be so qualified would have a material adverse effect on the Business.

     3.21. Certificate of Incorporation and Bylaws. The Shareholders have heretofore furnished to Sussex complete and correct copies of the Company's Certificate of Incorporation, as amended to date, certified by the Secretary of State of the State of New Jersey, and the Company's bylaws, as currently in effect.

     3.22. Subsidiaries. Except as discussed on Schedule 3.22 hereof the Company has no subsidiaries, nor does it own, directly or indirectly, any ownership, equity, profits or voting interest in any corporation, partnership, joint venture or other person, and has no agreement or commitment to purchase any such interest.

     3.23. Capitalization. The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value, of which 102 shares are issued and outstanding, all of which are owned of record and beneficially by Shareholders. All such shares have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive rights. The Shareholders hold the shares free and clear of any Encumbrance. There is outstanding no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares or of any other capital stock of the Company or any securities convertible into, or other rights to acquire, any such shares or other capital stock of the Company or (ii) obligates the Company or Shareholders to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such shares, capital stock, securities or rights.

     3.24. Accounts/Notes Receivable. Accounts receivable reflected on the Financial Statement, and all accounts receivable arising since the Statement Date, and which remain uncollected, represent bona fide claims against debtors for services performed or other charges arising on or before the date hereof, and the services which gave rise to said accounts were performed in accordance with the applicable orders, contracts or customer requirements. Such accounts receivable are subject to no defenses, rights of setoff or counterclaims, and have not been compromised by Shareholders or the Company and are fully collectible within ninety (90) days of the Closing Date in the ordinary course of business without cost to Sussex in collection efforts therefore.

     3.25 Company's Business

     Except as set forth on Schedule 3.25 hereto, during the past five (5) years, no complaints have been asserted in writing by any party to any regulatory agency against the Company or its affiliates in respect of any transactions involving, and any services provided by, the Company which, if adversely settled or determined, would have an adverse effect on the ability of the Company to execute and deliver this Agreement, perform its obligations hereunder consummate the transactions contemplated hereby or continue to conduct the Business. Set forth on Schedule 3.25 is a list of the top twenty-five of the Company's clients based on revenue received (each a "Material Client"). Except as set forth in Schedule 3.25 hereto, no Material Client has canceled or otherwise terminated, or threatened or given notice of its intention to cancel or otherwise terminate, its relationship with the Company, or decreased, or threatened or given notice of its intention to decrease, the level of transactions involving, and the level of services provided by the Company. Except as set forth in Schedule 3.25, Shareholders have no knowledge or information that any Material Client intends to cancel or otherwise terminate or to substantially reduce its utilization of the services provided by the Company, either as a result of the transactions contemplated hereby or otherwise.

4. BUYER'S REPRESENTATIONS AND WARRANTIES

     Sussex hereby represents and warrants to, and agrees with, Shareholders and the Company as follows:

     4.1. Authority; Binding Effect; Enforceability. Sussex is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey. The execution and delivery by Sussex of this Agreement and all other instruments and documents to be executed and delivered by Sussex in connection herewith (collectively, the "Ancillary Sussex Documents") and the consummation by Sussex of the transactions contemplated herein and therein, have been duly and validly authorized by the Board of Directors of Sussex. This Agreement has been duly and validly executed and delivered by Sussex, and constitutes the valid and binding obligation of Sussex, enforceable against Sussex in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally. When duly and validly executed and delivered by Sussex, the Ancillary Sussex Documents will constitute the valid and binding obligation of Sussex, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally. Sussex has all requisite corporate power and authority to enter into this Agreement and all Ancillary Sussex Documents, and to perform its obligations hereunder and thereunder.

     4.2. No Conflicts. The execution and delivery by Sussex of this Agreement and any Ancillary Sussex Documents, the consummation by Sussex of the transactions contemplated hereby and thereby, and compliance by Sussex with any of the provisions hereof and thereof will not (a) conflict with or result in a breach of any provision of Sussex's Certificate of Incorporation or By-Laws, (b) with or without the giving of notice or lapse of time or both, violate any (i) judgment, order, writ or decree of any Court applicable to Sussex or (ii) any Law to which Sussex is subject, or (c) result in the material breach, conflict, default, or modification of or with any terms, provisions, covenant or condition of (or give rise to any right of termination, cancellation, or acceleration under) the provisions of any agreement, note, lien, mortgage, indenture, lease, or other instrument or obligation by which Sussex may be bound.

     4.3. No Consents. Except as set forth on Schedule 4.3, no consent, authorization or approval of, or filing with or exemption by any governmental, public or self-regulatory body, authority or any other person is required to be obtained by Sussex in connection with the execution and delivery by Sussex of this Agreement or any Ancillary Sussex Document, or the consummation by Sussex of any of the transactions contemplated hereby or thereby.

     4.4. Brokers or Finders. Except as set forth on Schedule 4.4, no broker or finder has been involved in this transaction on behalf of Sussex and no party will be obligated to pay any brokers' or finders' fees in connection with this transaction as a consequence of any action or inaction on Sussex's part.

     4.5 Capitalization. The capitalization of Sussex, including the authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to Sussex's stock option plans, the number of shares issuable and reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, any shares of capital stock is set forth on Schedule 4.5 hereto. All of such outstanding shares of capital stock have been, or upon issuance in accordance with the terms of any such warrants, options or preferred stock, will be, validly issued, fully paid and non-assessable. No shares of capital stock of Sussex are subject to preemptive rights or any other similar rights of the shareholders of Sussex or any liens or encumbrances. The Company has furnished to the Shareholders true and correct copies of Sussex's Certificate of Incorporation as in effect on the date hereof ("Certificate of Incorporation"), Sussex's By-laws as in effect on the date hereof (the "By-Laws"), and all other instruments and agreements governing securities convertible into or exercisable or exchangeable for capital stock of Sussex.

     4.6 Issuance of Shares. The shares of Common Stock are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances created by Sussex and will not be subject to preemptive rights or other similar rights of shareholders of Sussex and will not impose personal liability on the holders thereof.


5. COVENANTS OF THE PARTIES

     5.1. Communications. Except as may otherwise be required by law, rules and regulations, Shareholders and the Company, on the one hand, and Sussex, on the other hand, shall not, without the prior written approval of the other: (i) make any communication to any person (including, but not limited to, any employees) regarding the subject matter and contents of this Agreement, or (ii) disclose the existence of this Agreement or any of the terms hereof to any person. Shareholders acknowledge that Sussex is a publicly traded reporting company under the Securities Exchange Act of 1934, as amended, and as such Sussex has a legal obligation to disclose the terms of this transaction. Sussex agrees to confer with Shareholders regarding the form and content of such public announcement.

     5.2. Best Efforts. The parties hereto shall each use their best efforts to cause the fulfillment of the conditions set forth in Sections 7 and 8 prior to the Closing.

6. SHAREHOLDERS' COVENANTS TO BE PERFORMED PRIOR TO THE CLOSING

     6.1. Access to Company's Properties, Books and Records; Cooperation. Between the date of this Agreement and the Closing, Shareholders shall (a) give Sussex and its authorized representatives reasonable access to all facilities and properties of Company and to the books and records of Company (and permit Sussex to make copies thereof), (b) cause Company's employees and its advisors (including, without limitation, its auditors, attorneys, financial advisors and other consultants and agents) to furnish Sussex and its authorized representatives with such financial and operating data and other information with respect to Company and the Business and to discuss with Sussex and its authorized representatives the affairs of Company, all as Sussex may from time to time reasonably request; provided, however that Sussex and its duly authorized representative shall not improperly disclose the same, (c) allow Sussex and its authorized representatives to have access to Company's customers, suppliers and other third parties and (d) will permit Sussex and its authorized representatives reasonable access to such personnel of the Company during normal business hours as may be necessary or useful to Sussex in its review of the Company's properties, assets, or any Company documents relating to any facility, for the purpose of performing an environmental assessment.

6.2. Updating of Representations and Warranties

         (a) Between the date of this Agreement and the Closing, Shareholders shall give notice to Sussex promptly upon becoming aware of (a) any material inaccuracy in a representation or warranty set forth in Section 3 or in any Schedule or (b) any event or state of facts which, if it had occurred or existed on or prior to the date of this Agreement, would have caused any such representation, warranty and/or Schedule to be materially inaccurate. Any such notice shall describe such inaccuracy, event or state of facts in reasonable detail. Any information included in any such notice shall constitute a representation or warranty as though made by Shareholders in Section 3 hereof but shall not affect the condition to Sussex's obligation contained in Section 7 that the representations and warranties of Shareholders and the Company shall be true on and as of the date they were made and as of the Closing Date as though made at such time.

         (b) Upon the occurrence of any event or condition giving rise to the obligation to give notice pursuant to Section 6.2(a) hereof, Shareholders and the Company shall have, for the period beginning on such date and ending ten days after that date upon which the Closing was otherwise to be held, the opportunity to take any action necessary to cure the event or condition giving rise to any inaccuracy in any representation or warranty set forth in Section 3 or any Schedule. If, after taking any such curative action during such period, such representation or warranty shall no longer be inaccurate, the condition to Sussex's obligation to close which is set forth in Section 7 shall be deemed to have been fulfilled, and Shareholders shall have no liability for breach of such representation or warranty under this Agreement.

   6.3 Conduct of the Business Prior to Closing. From the date hereof to the Closing, except as expressly called for by this Agreement or otherwise consented to by Sussex in writing, Shareholders will, or cause to the Company to:

         (a) (i) carry on the Business in the usual and ordinary course in substantially the same manner as heretofore conducted, (ii) not institute any changes not in the ordinary course of business and consistent, where applicable, with past practice, and (iii) use commercially reasonable efforts to preserve intact in all material respects Company's present business organization, to maintain, preserve and keep in full force and effect the existence, rights, and franchises of the Company, to maintain the quality of services provided by Company, to keep available the services of its present employees, and to preserve good relationships with customers, suppliers, distributors and others having business dealings with Company, so that they will be available to Sussex after the Closing;

         (b) continue to maintain in all material respects all of the assets and properties of the Company in the manner heretofore maintained;

         (c) keep in full force and effect its current insurance policies covering the Company and the Business;

         (d) continue to fulfill all of Company's obligations under all material Contracts to which the Company is a party;

         (e) maintain Company's books of account and records in the usual, regular and ordinary manner including, without limitation, maintaining proper accounting controls;

         (f) comply with all Laws, ordinances, rules and regulations, the violation of which would have a material adverse effect on the conduct of the Business or the Company's assets, results of operations or prospects;

         (g) not (i) grant any increase in the salary of any Employee except normal wage or salary increases for Employees in the ordinary course of business and consistent with past practice; (ii) by means of any bonus or pursuant to any plan or arrangement or otherwise, increase by any amount the benefits or compensation of any such Employee;

         (h) maintain in full force and effect, by renewal if necessary, all of the Permits disclosed on Schedule 3.13(b) hereto;


         (i) not take, or permit or suffer to be taken, any action which is represented and warranted in Section 3.7. hereof not to have been taken since the Statement Date;

         (j) not take, or permit or suffer to be taken, any action that would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled; including, without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing that would cause the representations and warranties made in Section 3 herein not to be true, correct and accurate as of the Closing;


         (k) obtain all requisite approvals, Permits, waivers and consents from governmental agencies and third parties for consummation of the transactions contemplated hereby and required for the operation of the Business after the Closing, and take all action necessary to keep the same in full force and effect as of and after the Closing;

         (l) not change its certificate of incorporation or bylaws or merge or consolidate or obligate itself to do so with or into any other entity; or (m) agree to take any action as set forth in items (a) through (l) of this

Section 6.3

     6.4. Stockholder Matters. Shareholders agree to take all such actions required of them, as shareholders or directors of the Company, to effectuate the Stock Purchase.


7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SUSSEX

     The obligations of Sussex under this Agreement are subject to the delivery of the documents and other items set forth in Section 2.2 and the satisfaction, at or prior to the Closing Date, of each of the following conditions, and Shareholders shall exert their best efforts to cause each such condition to be so fulfilled:

     7.1. Accuracy of Representations and Warranties. The representations and warranties of Shareholders contained in this Agreement shall be true in all material respects on the date hereof and on and as of the Closing Date with the same effect as if they were made on and as of the Closing Date.

     7.2. Performance of Agreements. Shareholders shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or in any Ancillary Document to be performed and complied with by Shareholders on or before the Closing Date, unless expressly waived by Sussex in writing.

     7.3. Legal Proceedings. There shall be no law, and no order shall have been entered and not vacated by a court or administrative agency of competent jurisdiction in any litigation, which (a) enjoins, restrains, makes illegal or prohibits consummation of the transactions contemplated hereby or by any Ancillary Document, (b) requires separation of a significant portion of the assets of the Company after the Closing or (c) restricts or interferes with, in any material way, the operation of the Business after the Closing or materially adversely affects the financial condition, results of operations, properties, assets, business or prospects of the Company; and there shall be no Litigation pending before a court or administrative agency of competent jurisdiction, or threatened, seeking to do, or which, if successful, would have the effect of, any of the foregoing.

     7.4. Consents; There shall have been obtained (a) all Permits required for the consummation of the transactions contemplated hereunder, and (b) all consents to the assignment of the Contracts listed on Schedule 3.5(a) hereto, all of which shall be in full force and effect. Any Encumbrance on any asset or property of the Company shall have been discharged in full prior to or at the Closing.

     7.5. Financial Condition. From the Statement Date through the date of the Closing, there shall not have been any material adverse change in the financial condition, results of operations or business of the Company, whether or not arising in the ordinary course of business.

     7.6. Employment Agreements. Each of Harper and Lista will have duly executed and delivered an employment agreement substantially in the form of Exhibit A hereto.

     7.7. Approvals. Sussex shall have obtained all necessary governmental or regulatory approvals to permit Sussex to acquire the Stock and operate the Company as a subsidiary of the Bank and to conduct the Business. In addition, Sussex shall have obtained any necessary approvals of all necessary regulatory authorities to the transfer of ultimate ownership of those Permits listed on
Schedule 3.13(b) hereto, and no such approvals shall contain conditions which would materially affect value of the Company to the Sussex or materially affect the operation of the Business after consummation of the transactions contemplated herein.

     7.8. Consent of the Insurance Companies. Each of the insurance companies which is a party to the Insurance Contracts listed on Schedule 3.5 hereto shall have consented in writing to the transactions contemplated by this agreement and acknowledged that such company will continue to do business with the Company pursuant to its respective Insurance Contract.

     7.9 Balance Sheet. At or prior to the Closing, those certain assets designated on Schedule 7.9 hereto shall have been distributed to the Shareholders, in whatever fashion they shall determine, provided that such distribution shall not create any liability or obligation of the Company. The Company shall be relieved from those certain liabilities listed on Schedule 7.9 hereto, whether through assumption by the Shareholders, discharge or otherwise, provided that such relief shall not create any liability or obligation (by way of tax liability or otherwise) in or to the Company. As of the Closing Date, the Company shall be "in trust" with regard to its insurance business, i.e. the amount of the Company's accounts payable to the insurance company's for whom it places policies shall be equal to or less than the Company's cash on hand and accounts receivable with regard to such policies.

     7.10 Increasing the Board of Directors. Shareholders, as the sole shareholders and sole directors of the Company, shall take all steps necessary so that, effective upon the Closing, the Board of Directors of the Company shall be increased to consist of five (5) directors and three individuals designated by Sussex, in addition to the Shareholders, shall be appointed to the Board of Directors of the Company effective upon the Closing.


8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SHAREHOLDERS

     The obligations of the Shareholders under this Agreement are subject to the delivery of the documents and other items set forth in Section 2.3 and the satisfaction, at or prior to the Closing, of each of the following conditions, and Sussex shall exert its best efforts to cause each such condition to be so fulfilled:

     8.1. Accuracy of Representations and Warranties. The representations and warranties of Sussex contained in this Agreement or in any Ancillary Sussex Document shall be true in all material respects on and as of the Closing Date with the same effect as if they were made on and as of the Closing Date, except
(i) as affected by the transactions contemplated hereby, and (ii) that any such representation and warranty made as of a specified date (other than the Closing
Date) shall be true and correct in all material respects when made and as of the Closing Date.

     8.2. Performance of Agreements. Sussex shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or in any Ancillary Sussex Document to be performed and complied with by it on or before the Closing Date, unless waived by Shareholders and the Company.

     8.3. Legal Proceedings. There shall be no Law and no order shall have been entered and not vacated by a court or administrative agency of competent jurisdiction in any Litigation, which enjoins, restrains, makes illegal or prohibits consummation of the transactions contemplated hereby or by any Ancillary Document; and there shall be no Litigation pending before a court or administrative agency of competent jurisdiction, or threatened, seeking to do, or which, if successful, would have the effect of, any of the foregoing. Such payments shall be paid over to the Shareholders within fifteen business days of their receipt by the Company, without interest, fees or any open markup.


9. INDEMNIFICATION

     9.1. Losses. For purposes of this Agreement, the terms "Loss" or "Losses" shall mean each and all of the following items, namely, claims, losses, liabilities, damages, fines, penalties, costs and expenses (including, without limitation, interest which may be imposed in connection therewith), reasonable fees and disbursements of counsel and other experts, and the cost to the person seeking indemnification (the "Indemnity") of any funds expended by reason of the occurrence of any of the events enumerated in Section 9.2 hereof or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof or in enforcing the provisions of this Agreement or any Ancillary Document.

     9.2. Indemnification.

     (a) Subject to the limitations set forth in Section 9.3 below, and in accordance with the procedures set forth in Section 9.4 (if applicable), Shareholders shall jointly and severally indemnify Sussex against and hold it harmless from, and shall not assert any claim of liability against Sussex for, any and all actual Losses resulting from or arising out of: (i) any inaccuracy in or breach of any representation or warranty made by Shareholders in this Agreement or in any Ancillary Document, (ii) any non-fulfillment or breach or default in the performance by Shareholders of any of the covenants or agreements made by Shareholders herein or in any Ancillary Document; (iii) any liability (including, without limitation, Environmental Liabilities of the Business) of Company or Shareholders, including any liability arising out of the ownership of the Company or conduct of the Business prior to the Closing; and (iv) any failure by Shareholders to deliver the Stock to Sussex free and clear of all Encumbrances.

     (b) Subject to the limitations set forth in Section 9.3 below, and in accordance with the procedures set forth in Section 9.4 (if applicable), Sussex shall indemnify Shareholders against any and all Losses resulting from or arising out of: (i) any inaccuracy in or breach of any representation or warranty made by Sussex in this Agreement or in any Ancillary Document, and (ii) any non-fulfillment or breach or default in the performance by Sussex of any of the covenants or agreements made by Sussex herein or in any Ancillary Document.

         9.3 Limitations. The indemnification for breaches of representations or warranties provided for in subsections 9.2(a)(i) and 9.2(b)(i) shall be limited as follows:

          (i) Shareholders shall not be required to indemnify Sussex under this
     Section 9, and Sussex shall not be required to indemnify Shareholders under this Section 9, unless the aggregate amount for which indemnity would otherwise be required hereunder exceeds $25,000 (the "Indemnification Basket") , in which case Shareholders or Sussex, as the case may be, shall be responsible for all such indemnifiable amounts due pursuant to this
     Section 9 in excess of the Indemnification Basket.

          (ii) Any indemnifiable liability or reimbursement under this Section 9 shall be limited to the amount of actual damages (of any nature) subject to indemnification actually sustained by a party hereto, net of any applicable insurance payments actually received, other reimbursement or tax benefit actually realized by such party.

          (iii) If an Indemnifying Party (as such term is defined in Section 9.4 hereof) has indemnified an Indemnified Party(as such term is defined in
     Section 9.4 hereof) pursuant to this Agreement, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party in respect of the matter as to which the indemnity related and may pursue the same at the Indemnifying Party's expense. If an Indemnified Party obtains a recovery of all or any part of any amount that an Indemnifying Party has paid to such Indemnified Party or which an Indemnifying Party has reimbursed an Indemnified Party, such Indemnified Party shall promptly pay or cause to be paid to the Indemnifying Party an amount equal to such recovery.

9.4. Procedure.

     If a claim by a third party is made against a party hereto (an "Indemnified Party"), and if an Indemnified Party intends to seek indemnity with respect thereto under this Section 9, the Indemnified Party shall promptly notify the party required to indemnify the Indemnified Party pursuant to this Section 9 (an "Indemnifying Party") of such claim (the "Indemnity Notice"); provided, however, that failure by an Indemnified Party to notify an Indemnifying Party of such claim shall not effect the Indemnified Party's right to seek indemnification so long as the Indemnifying Party is not materially prejudiced by such failure to have been notified of such claim. The Indemnifying Party shall have ten (10) days after receipt of the Indemnity Notice to undertake, conduct and control, through counsel of its own choosing and at its expense, but reasonably acceptable to the Indemnified Party, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, however, that with respect to settlements entered into by the Indemnifying Party, the Indemnifying Party shall obtain the release of the claiming party in favor of the Indemnified Party. If the Indemnifying Party undertakes, conducts and controls the settlement or defense of such claim, the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, providing that the fees and expenses of such counsel shall be borne by the Indemnified Party. With respect to indemnification provided for hereunder, the Indemnified Party shall not pay or settle any such claim so long as the Indemnifying Party is reasonably contesting any such claim in good faith. Notwithstanding the immediately preceding sentence, the Indemnified Party shall have the right to pay or settle any such claims, provided that in such event it shall waive any right to indemnity therefore by the Indemnifying Party. (b) Subject to the limitations set forth in Section 9.3 hereof, if the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim in the exercise of its good faith reasonable judgment at the expense of the Indemnifying Party subject to the other terms and provisions of this Section 9.

10. TERMINATION

         10.1. In General. This Agreement may be terminated at any time prior to the Closing Date:

              (1) by either Shareholders or Sussex by written notice to the other party if the Closing shall not have occurred by 5:00 P.M. eastern time on March 31, 2002, unless such date shall be extended by the mutual written consent of Shareholders and Sussex and further provided that the party seeking to terminate the Agreement shall not be in default of any covenant,


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

agreement or condition hereunder;

              (2) by Sussex by written notice to Shareholders, if (i) the representations and warranties of Shareholders shall not have been true and correct in all material respects (in the case of any representation or warranty containing any materiality qualification) or in all respects (in the case of any representation or warranty without any materiality qualification) as of the date when made or (ii) if any of the conditions set forth in Section 7 shall not have been, or if it becomes apparent that any of such conditions will not be fulfilled or waived by 5:00 P.M., eastern time on March 31, 2002, unless such failure shall be due to the failure of Sussex to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

              (3) by Shareholders by written notice to Sussex if (i) the representations and warranties of Sussex shall not have been true and correct in all material respects (in the case of any representation or warranty containing any materiality qualification) or in all respects (in the case of any representation or warranty without any materiality qualification) as of the date when made or (ii) if any of the conditions set forth in Section 8 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled or waived by 5:00 P.M. eastern time on March 31, 2002, unless such failure shall be due to the failure of any Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

     10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 10.1, this Agreement, other than
Section 9, shall become null and void and have no force and effect, without any liability to any party in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or affiliates, except for any liability resulting from such party's breach of this Agreement provided that if such termination shall result from the (i) failure to perform a covenant of this Agreement or (ii) breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all actual Losses incurred or suffered by any other party as a result of such failure or breach.

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

11. MISCELLANEOUS

     11.1. Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement or in any Ancillary Document shall survive the Closing for a period of three (3) years. Anything to the contrary in this Section 11.1 notwithstanding, (i) any representation or warranty which survives the Closing pursuant hereto shall survive the time it would otherwise terminate pursuant to this Section 11.1 if notice of the breach or violation or possible breach or violation thereof giving rise to a right or a possible right to indemnification shall have been given to the other party, prior to such time; and (ii) each party's right to indemnification for the other party's fraudulent misrepresentations or breaches of warranty shall survive without limitation as to time. All such representations and warranties shall be binding regardless of any investigation made at any time by the parties.

     11.2. Further Assurances. The parties hereto agree that each will execute and deliver to the other any and all documents in addition to those expressly provided for herein that may be necessary or appropriate to (a) vest in Sussex title to and possession of the Stock, and (b) otherwise carry out the provisions of this Agreement and each of the Ancillary Documents, whether before, at, or after the Closing. Shareholders further agree that at any time and from time to time after the Closing, it will execute and deliver to Sussex such further conveyances, assignments, or other written assurances as Sussex may reasonably request.

     11.3 Notices. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent,
(i) by registered or certified U.S. mail, return receipt requested, (ii) by hand, (iii) by overnight courier or (iv) by telecopier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

                             If to Sussex, to:

                             Sussex Bancorp
                             399 Route 23
                             Franklin, New Jersey 07416
                             Attention: Chairman
                             Fax: 973-827-2926
                             With a copy to:

                             Windels Marx Lane & Mittendorf, LLP
                             120 Albany Street, 6th Floor
                             New Brunswick, New Jersey 08901
                             Attention:  Robert A. Schwartz, Esq.
                             Fax:  (732) 846-8877

                             If to Shareholders, to:

                             ---------------------
                             ---------------------
                             ---------------------
                             ---------------------
                             Fax: [number]

                             ---------------------
                             ---------------------
                             ---------------------
                             ---------------------
                             Fax: [number]

                             With a copy to:

                             ---------------------
                             ---------------------
                             ---------------------
                             ---------------------


               Notices given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service and (iv) on the date telecopied, provided that a copy of the notice is also sent by overnight courier or U.S. mail.

     11.4. Expenses. Each party shall bear and be solely responsible for all expenses incurred by it in connection with and incident to the negotiation and preparation of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated herein and therein, whether or not such transactions are consummated as contemplated herein.


     11.5. Entire Agreement; Modification and Waiver. This Agreement (including the Exhibits attached hereto, the Schedules, and the Ancillary Documents) sets forth the entire agreement between the parties relating to the subject matter hereof and supersedes all prior negotiations and writings between the parties. This Agreement and each Ancillary Document may be modified or amended only by a writing executed by all the parties affected by such modification or amendment; and compliance with the terms and conditions hereof or thereof may be waived only by a writing signed by the party or parties entitled to the benefit of such term or condition.

     11.7. Binding Effect. This Agreement and each Ancillary Document shall be binding upon and shall inure to the benefit of each corporate party hereto, its successors and assigns, and each individual party hereto and his heirs, personal representatives, successors and assigns.

     11.8. Schedules; Exhibits. The Schedules and the Exhibits attached hereto are an integral part of this Agreement as if fully re-written herein. In the event that any matter might properly be disclosed on more than one Schedule, such matter, if adequately disclosed on any applicable Schedule, shall be deemed to have been disclosed for purposes of all other applicable Schedules if each such applicable Schedule contains a specific cross-reference to the matter.

     11.9. Headings. The section and paragraph headings in this Agreement and in each Ancillary Document have been inserted solely for convenience of reference and do not themselves constitute a part of this Agreement or such Ancillary Document.

     11.10. Counterparts. This Agreement and each Ancillary Document may be executed in two or more counterparts, all of which when taken together shall constitute one and the same instrument.

     11.11. Governing Law. This Agreement and each Ancillary Document shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be wholly performed within such state.

     11.12. Assignment. No assignment by any party of this Agreement or any Ancillary Document or any right or obligation hereunder or thereunder may be made without the prior written consent of the other party; provided, however, that Sussex may assign its rights and obligations hereunder or thereunder to any corporation, one hundred percent of the issued and outstanding stock of which is owned, directly or indirectly, by Sussex.

     11.13. No Third Party Beneficiaries Nothing contained in this Agreement or in any Ancillary Document shall create or be deemed to create any rights or benefits in any third parties.


               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.


                                 SHAREHOLDERS:


                                 -----------------------------------------------
                                 GEORGE HARPER


                                 -----------------------------------------------
                                 GEORGE LISTA



                                 SUSSEX BANCORP


                                 By:
                                    --------------------------------------------
                                    Name:   DONALD L. KOVACH
                                    Title:  Chairman and Chief Executive Officer

                                 THE SUSSEX BANK


                                 By:
                                    --------------------------------------------
                                    Name:   DONALD L. KOVACH
                                    Title:  Chairman and Chief Executive Officer